                                                              EXHIBIT 99-5(b)(1)

                              SERVICES AGREEMENT

                       FRANK RUSSELL INVESTMENT COMPANY

     THIS AGREEMENT made this 1st day of May, 1987 between Frank Russell Investment Company, a Massachusetts business trust (hereafter the "Trust"); and Frank Russell Company, a corporation organized under the laws of the State of Washington (hereafter "Company"):

                                  WITNESSETH
                                  ----------

     WHEREAS the Trust is a diversified management investment company registered under the Investment Company Act of 1940 ("1940 Act") offering shares of nineteen investment funds with different investment objectives and policies ("Sub-Trusts"), and uses one or more money managers to select portfolio securities; and

     WHEREAS Company is registered as an investment advisor under the Investment Advisors Act of 1940, and prepares and provides to clients statistical, financial and analytical reports concerning their investment portfolios, which are referred to as the Portfolio Activity Report ("PAR") and Analysis of International Management ("AIM"); and

     WHEREAS the Trust believes that PAR and AIM provide essential or desirable assistance to the Trust in conducting its operations, and desires to obtain PAR and AIM on the terms and conditions set forth in this Agreement; and

     WHEREAS Company is willing to provide PAR and AIM to the Trust on the terms and conditions set forth in this Agreement:

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and Company agree as follows:

     1. Employment of Company. Trust hereby employs Company to provide PAR and AIM with respect to such investment portfolios as Trust shall designate from time to time.

     2. Fees for Company's Services. For the Company's services the Trust agrees to pay, effective April 1, 1987, the following fees within ten
          (10) days after its receipt of the Company's calendar quarter end billing statement. Annual fees are billed quarterly on a prorated basis. Fees shall be prorated on a monthly basis for any quarterly period during which a portfolio is not on the PAR system, or assets have not been assigned to an investment manager for inclusion in the AIM report.
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          Quarterly fees for domestic PAR portfolios
          A.   $50 per portfolio; and
          B.   Per transaction charges

Number Per Quarter      Automated           Manual
------------------      ---------           -----
     1st 200               $4                 $4
     Additional            $2                 $6

          $13,000  Annual fee per international portfolio on PAR

          $ 2,500 Annual fee per international portfolio upon transfer of assets to an investment manager for AIM report

     3. Amendment. This Agreement may be amended at any time by written agreement between the Company and the Trust, subject to the Trust obtaining such approvals as may be required by the Investment Company Act of 1940.

     4.   Renewal and Termination.

          A. This Agreement shall become effective on the date written above and shall continue in effect as to each Sub-Trust until April 30, 1989. The Agreement is renewable annually thereafter for successive one year periods: (1) by a vote of a majority of the Trustees of the Trust; or (2) as to each Sub-Trust, by a vote of a majority of the outstanding voting securities of that Sub-Trust, and in either case by a vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Trust) cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the shareholders of any one or more Sub-Trusts fail to approve the Agreement as provided herein, the Company may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the Rules and Regulations thereunder.

          B.   This Agreement:

               (1) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Sub-Trust, by vote of a majority of the outstanding voting securities of the Sub-Trust, on 60 days' written notice to the Company;

               (2)  shall immediately terminate in the event of its assignment;
                    and
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               (3)  may be terminated by the Company on 60 days' written notice to the Trust.

          C. As used in this Section 4, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

          D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     5. Applicable Law. To the extent that State law shall not have been preempted by the provisions of any other laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Washington.

     6. Limitation of Liability. The Master Trust Agreement dated July 26, 1984, as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                       FRANK RUSSELL INVESTMENT COMPANY

/s/ Philip J. Fina                     By: /s/ George F. Russell, Jr.
-----------------------------------        --------------------------------
    Philip J. Fina, Secretary                  George F. Russell, Jr.


                                       FRANK RUSSELL COMPANY

/s/ Philip J. Fina                     By: /s/ George F. Russell, Jr.
-----------------------------------        --------------------------------
    Philip J. Fina, Secretary                  George F. Russell, Jr.